EXHIBIT 99.3

E. Mac Crawford’s Pre-existing Caremark Employment Arrangements and Benefits

Caremark Employment Agreement. Under Caremark’s employment agreement with E. Mac Crawford, in connection with Mr. Crawford’s retirement from Caremark, Mr. Crawford is entitled to receive (1) an aggregate severance payment equal to the sum of (A) his base salary for the remaining term of his employment agreement and (B) a separation payment equal to at least two times his base salary (the separation payment being the cash equivalent of Mr. Crawford’s annual bonus target) multiplied by the number of years (including fractions of years) remaining in the term of his employment agreement, and (2) continuation of welfare benefits (e.g., health, dental, disability and life insurance) for the remaining term of his employment agreement. Mr. Crawford’s employment agreement was to expire on September 1, 2015. Upon his resignation, Mr. Crawford was entitled to a cash severance payment as described in clause (1) in an amount of approximately $40,800,000. Mr. Crawford, however, as an indication of his commitment to the merger and his confidence in the long-term economic benefits to be derived from the merger, has agreed to accept cash severance payments in the reduced amount of $26,400,000.

Supplemental Executive Retirement Plan. Mr. Crawford participates in Caremark’s Supplemental Executive Retirement Plan and he became fully vested in all benefits payable under the plan in November of 2006. This plan entitles Mr. Crawford to a benefit equal to 60% of his “final average compensation” (defined as the average of his highest monthly base salary during any 36-month period during the 72 months preceding his termination) and becomes payable on a monthly basis on the first of the month following Mr. Crawford’s termination of employment with Caremark. The monthly payment amount is reduced by 1/96 for each full month that benefits commence prior to Mr. Crawford reaching the age of 60. At Mr. Crawford’s option, the benefits can be paid in the form of a joint and survivor annuity as specified in the plan or as a life annuity or in six annual installments. It is expected that the benefit will be funded through a trust established by Caremark.

Survivor Benefit Agreement. Mr. Crawford and Caremark have entered into a Survivor Benefit Agreement. In connection with the termination of Mr. Crawford’s employment, Caremark is obligated to transfer to Mr. Crawford ownership of an insurance policy with a specified minimum death benefit at the time of such transfer equal to $17 million and a minimum cash value at the time of the transfer of $3,666,256. If Mr. Crawford recognizes taxable income for federal tax purposes at the time of the transfer of the insurance policy, Caremark is obligated to pay Mr. Crawford a tax gross-up amount equal to the amount of federal income taxes, including taxes attributable to payment of the gross-up amount.

Equity Holdings. As of the date hereof, Mr. Crawford holds approximately 133,600 shares of CVS common stock and options to purchase approximately 10,179,915 additional shares of CVS common stock under pre-existing Caremark stock incentive plans (this option estimate is subject to further verification based on option adjustment calculations in connection with the merger, which calculations are currently being performed).